Exhibit 99.1

Gold Kist Inc.	Contacts:
P.O. Box 2210	Wayne Lord: (770) 393-5312
Atlanta, GA 30301	Karla Harvill: (770) 393-5091

For Immediate Release:

Gold Kist Members Approve Conversion to a For-Profit Corporation

Atlanta, Ga., September 8, 2004 – At a meeting today, Gold Kist announced that its members have voted 1,922 to 79 to approve the proposed conversion of Gold Kist from a cooperative association to a for-profit corporation. More than 86 percent of Gold Kist’s 2,310 members cast ballots, and 96 percent were in favor of the conversion. The membership vote meets both the requirements of Georgia law and the Bylaws of Gold Kist for approval of the conversion.

The conversion will be effected by the merger of Gold Kist into a newly formed corporation called Gold Kist Holdings Inc. The conversion is subject to various conditions and is expected to be completed by late September or early October.

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About Gold Kist: Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2003. Gold Kist operates a fully-integrated chicken production business that provides processing, purchasing and marketing services to its contract growers. Gold Kist’s operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit our website at www.goldkist.com.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding the proposed conversion. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to the satisfaction of other conditions required to complete the conversion, market conditions for corporate equity securities generally, for the securities of poultry and other protein and agribusiness companies and for the common stock being offered by Gold Kist Holdings, in particular. In addition, in its sole discretion, the Board of Directors may amend the plan of conversion or terminate or withdraw the plan of conversion at any time. There can be no assurances that the conversion will be completed.